EARNINGS RELEASE

SUPPLEMENTAL DATA

THIRD QUARTER / 2014

MAA

6584 POPLAR AVENUE MEMPHIS, TN 38138
WWW.MAAC.COM

TABLE OF CONTENTS
Press Release Text	1
Financial Highlights	6
Consolidated Statements of Operations	8
Share and Unit Data/Funds from Operations	9
Consolidated Balance Sheets	10
Non-GAAP Financials and Other Definitions	11
Portfolio Statistics	S-1
Components of Property Net Operating Income for Multifamily Portfolio	S-3
NOI Contribution Percentage by Region	S-4
NOI Bridge	S-5
Multifamily Proforma Combined Same Store Comparisons	S-6
Multifamily Development Pipeline	S-9
Multifamily Lease-up Communities	S-9
Commercial Properties	S-9
2014 Acquisition/Disposition Activity	S-10
Debt and Debt Covenants as of September 30, 2014	S-11
EBITDA and Balance Sheet Ratios	S-13
2014 Guidance	S-14
Credit Ratings/Common Stock/Investor Relations Data	S-15

OVERVIEW

MAA REPORTS THIRD QUARTER RESULTS
MEMPHIS, Tenn., October 29, 2014 /PRNewswire/ -- Mid-America Apartment Communities, Inc. (NYSE: MAA) today announced operating results for the quarter ended September 30, 2014.

Eric Bolton, Chairman and Chief Executive Officer, said, “Third quarter results reflect a continued strong level of rental demand across our portfolio. Solid rent growth and strong occupancy performance continue as the demand for apartment housing outpaces new supply trends across the Sunbelt region. The strong results for the quarter also reflect the growing benefits of scale and operating improvements resulting from our merger transaction which was closed one year ago effective October 1st. With all systems and back-office integration processes now complete, we look forward to continuing to fully harvest opportunities to grow operating margins on the legacy Colonial portfolio and drive more efficiency across the entire MAA portfolio.”

Funds from Operations
For the quarter ended September 30, 2014, Funds from Operations, or FFO, was $103.8 million, or $1.31 per diluted share/unit, or per Share, compared to $50.1 million, or $1.13 per Share, for the quarter ended September 30, 2013. Core FFO for the quarter ended September 30, 2014, which excludes merger and integration costs related to the merger with Colonial Properties Trust, or Colonial, as well as certain other non-routine items was $101.6 million, or $1.28 per Share, compared to $55.4 million, or $1.25 per Share, for the quarter ended September 30, 2013. Results for the quarter ended September 30, 2014 include $2.5 million, or $0.03 per Share, related to a promote fee recognized with the final liquidation of Mid-America Multifamily Fund II (Fund II), and a $2.3 million, or $0.03 per Share, non-cash reduction in interest expense to adjust certain derivative contracts acquired with the Colonial merger. A cumulative adjustment to interest expense was recorded during the third quarter to properly reflect accumulated other comprehensive income related to four off-market derivative contracts acquired with the merger.

A reconciliation of FFO and Core FFO to net income attributable to MAA and an expanded discussion of the components of FFO and Core FFO can be found later in this release.

Net Income Available to Common Shareholders
For the quarter ended September 30, 2014, MAA recorded net income available to common shareholders of $67.0 million, or $0.89 per diluted common share, compared to net income of $44.3 million, or $1.04 per diluted common share for the same period in 2013. Results for the quarter ended September 30, 2014 include both the Fund II promote payment and the non-cash reduction in interest expense related to derivative contracts acquired with the Colonial merger, which combined total $4.8 million, or $0.06 per diluted common share, as well as $35.9 million, or $0.48 per diluted common share, of gains related to the sale of real estate assets. Results for the quarter ended September 30, 2013 included $28.8 million, or $0.67 per diluted common share, of gains related to the sale of real estate assets during the period.

Third Quarter Highlights

•
Multifamily net operating income, or NOI (on a proforma combined same store basis as described in the following section) increased a strong 6.8% as compared to the same period in the prior year. Results were driven by a 3.6% increase in revenues and a 0.8% decrease in operating expenses.

•	Average effective rent per unit for the proforma combined same store portfolio increased 3.2% during the quarter, while average occupancy during the quarter increased 0.5% compared to the prior year.

•	Physical occupancy for the proforma combined same store portfolio ended the quarter at 96.4%.

•	Resident turnover for the proforma combined same store portfolio remained low for the third quarter of 2014, at 54.5% on a rolling twelve month basis, 3.9% below the prior year.

•	During the quarter the company acquired the remaining two-thirds interest in the final community owned by Fund II and effectively closed the fund; earning a promote fee for MAA.

•	Sold five wholly-owned communities during the quarter, containing 2,238 units, for combined gross proceeds of $115 million.

•	Completed lease-up and stabilization of two new development properties located in Dallas, TX and Fredericksburg, VA during the quarter.

Third Quarter Same Store Operating Results
To ensure comparable reporting periods, the company's same store portfolio, or MAA Same Store, includes properties which are stabilized and which were owned by the company at the beginning of the previous year. In order to provide relevant operating metrics for the quarter, stabilized communities which were owned and identified by Colonial as same store immediately prior to the merger, or Legacy-Colonial Same Store, are presented on a proforma basis, as if owned by MAA during the prior period. The Proforma Combined Same Store portfolio presentations in the chart below and subsequent paragraph represent the MAA Same Store and the Legacy-Colonial Same Store portfolios considered as a single portfolio.

Operating results for the Proforma Combined Same Store portfolio of 72,871 stabilized apartment units for the company's Large Market and Secondary Market portfolios are presented below:

	Percent Change From				Three months ended
	Three months ended September 30, 2013				September 30, 2014
				Average	Average
				Effective	Physical
	Revenue	Expense	NOI	Rent per Unit	Occupancy
Proforma Large Markets	4.6%	(1.1)%	8.9%	4.1%	95.9%
Proforma Secondary Markets	2.0%	(0.4)%	3.7%	1.8%	95.3%
Proforma Combined Same Store	3.6%	(0.8)%	6.8%	3.2%	95.6%

Average effective rent per unit for the third quarter increased 4.1% within the Large Market segment of the portfolio and increased 1.8% within the Secondary Market segment from the same point in the prior year. Average physical occupancy for the quarter was 95.6%, which was 0.5% above the prior year, while overall physical occupancy ended the quarter at 96.4%, in a strong position for the fourth quarter. Operating expenses decreased 0.8% for the quarter, with declines in personnel, repairs and maintenance, and landscaping expenses partially offset by increases in real estate taxes and utilities expenses for the quarter.

On a year-to-date basis, revenue for the Proforma Combined Same Store portfolio increased 3.1% with a 2.1% increase in operating expenses, generating an increase in NOI of 3.7% as compared to the same period in the prior year.

A reconciliation of NOI, including same store NOI, to net income attributable to MAA and an expanded discussion of the components of NOI can be found later in this release.

Multifamily Acquisition and Disposition Activity
During the third quarter, MAA acquired the remaining two-thirds interest in the final community owned by Fund II, Verandas at Southwood, a 300-unit community located in Tallahassee, Florida. The company assumed a $20.8 million loan as part of this acquisition, and effectively closed Fund II. Upon liquidation and effective closure of Fund II, MAA earned a promote payment related to the overall performance of the fund. During the third quarter, MAA recognized $2.8 million of the promote fee, which includes $2.5 million related to operations and $0.3 million related to gains on external sales of Fund II assets.

During the third quarter, the company sold five wholly-owned communities, Greenbrook, a 1,037-unit community located in Memphis, TN; Colonial Village at Inverness, a 586-unit community located in Birmingham, AL; Colonial Village at Charleston Place, a 214-unit community located in Charlotte, NC; and Colonial Village at Huntleigh Woods and Colonial Village at Ashford Place, a combined 401-units located in Mobile, AL. MAA received total gross proceeds of $115 million for these sales, bringing year-to-date gross proceeds from wholly-owned multifamily dispositions to $157.6 million for eight communities containing 3,063 units. In addition to these wholly-owned communities, the company also sold its 10% interest in Belterra, an unconsolidated joint venture property acquired with Colonial, containing 288 units and located in Fort Worth, TX.

Development and Lease-up Activity
During the third quarter, two communities reached full stabilization (at least 90% occupancy for 90 days), the 252-unit Colonial Reserve at Frisco Bridges, located in Dallas, TX, and the 251-unit Seasons at Celebrate Virginia II, located in Fredericksburg, VA. At the end of the third quarter, four communities containing 1,198 units remained in lease-up with an average period end occupancy of 94.0%. The company expects all four of these communities to achieve full stabilization by year-end.

MAA had two multifamily development projects remaining under construction at the end of the third quarter: 220 Riverside, located in Jacksonville, Florida (69% complete), and Colonial Grand at Bellevue II, located in Nashville, Tennessee (66% complete). During the third quarter, the company funded an additional $11.4 million of construction and development costs and is expected to fund an additional $23.6 million to complete these remaining projects.

Redevelopment Activity
The company continues its redevelopment program at select communities throughout the portfolio. During the third quarter, MAA renovated a total of 1,630 units at an average cost of $3,680 per unit. Year-to-date MAA has renovated a total of 3,364 units at an average cost of $3,552 per unit, achieving average rental rate increases of 10%.

Capital Expenditures
Recurring capital expenditures for the combined portfolio totaled $19.2 million for the third quarter of 2014, or approximately $0.24 per Share, resulting in Core Adjusted Funds from Operations, or Core AFFO, of $1.04 per Share for the quarter. Year-to-date recurring capital expenditures for the combined portfolio totaled $44.9 million, or approximately $0.57 per Share, resulting in Core AFFO for the first nine months of 2014 of $3.10 per Share.

Total property capital expenditures for the combined portfolio during the third quarter were $27.6 million on existing properties, with an additional $6.0 million on redevelopment opportunities.

A reconciliation of Core AFFO to net income attributable to MAA and an expanded discussion of the components of Core AFFO can be found later in this release.

Financing Activity
During the third quarter, Mid-America Apartments, L.P., or MAALP, MAA’s operating partnership, completed the exchange of senior notes acquired with the Colonial merger to MAALP senior notes, as originally announced in December 2013. MAALP consummated the exchange of up to (i) $169.1 million of its 5.50% Senior Notes due 2015 for a like principal amount of its 5.50% Senior Notes due 2015 registered under the Securities Act of 1933 as amended (the “Securities Act”) and (ii) $68.1 million of its 6.05% Senior Notes due 2016 for a like principal amount of its 6.05% Senior Notes due 2016 registered under the Securities Act.  Currently, MAALP has outstanding approximately $1.0 billion of senior notes that have been registered under the Securities Act.

Also during the third quarter, MAALP amended the terms of its $250 million unsecured term loan acquired with Colonial, which matures in August 2018, to reflect current market pricing. The amended loan has a variable interest rate of LIBOR plus a credit spread ranging from 0.90% to 1.90%, currently bearing interest at 1.15%, based on the company's investment grade rating. This spread is 0.65% below the spread prior to this amendment. The bank group funding the loan and major terms and covenants remained the same.

In October, MAALP also amended the terms of its $150 million unsecured term loan acquired with Colonial, which previously matured in May 2017, to extend the maturity and reflect current market pricing. The amended loan matures in March 2020, has a variable interest rate of LIBOR plus a credit spread ranging from 0.90% to 1.90%, and is currently bearing interest at 1.15%, based on the company's investment grade rating. This spread is 0.25% below the spread prior to this amendment. The bank group funding the loan and other major terms and covenants remained the same.

Balance Sheet
As of September 30, 2014,

•	Debt to total capitalization was 39.7% (based on the September 30, 2014 closing stock price),

•	Net debt to gross assets (based on gross book value at September 30, 2014) was 41.3%,

•	Total debt outstanding was $3.4 billion at an average effective interest rate of 3.7%,

•	98.4% of the total debt was fixed or hedged against rising interest rates for an average of 4.8 years,

•	Fixed charge coverage ratio (Recurring EBITDA divided by interest expense adjusted for mark-to-market debt adjustment) was 4.09x and net debt to Recurring EBITDA was 6.19x,

•	Approximately $584.0 million combined cash and capacity was available under our unsecured credit facility, and

•	Unencumbered assets represented 67.2% of gross real estate assets.

A reconciliation of EBITDA and Recurring EBITDA to consolidated net income and an expanded discussion of the components of EBITDA and Recurring EBITDA can be found later in this release.

Merger Related Activities
In connection with the merger with Colonial that was consummated on October 1, 2013, MAA incurred a total of $0.3 million of merger related costs during the third quarter, primarily severance, legal and professional costs. The largest portion of merger related costs have been recognized.

The majority of integration activities are now completed, as all operating and financial systems were converted and consolidated onto one platform by the end of the third quarter. During the third quarter, the company incurred $0.1 million of integration costs, which are primarily related to temporary systems, staffing, and facilities costs, necessary to complete the full integration of the two companies. MAA continues to expect integration efforts to be fully completed by year-end with some final costs for both merger and integration in the range of $1.0 million to $2.0 million expected to be incurred during the remainder of 2014.

83rd Consecutive Quarterly Common Dividend Declared
Our Board of Directors voted to continue the quarterly dividend at an annual rate of $2.92 per common share and unit and declared its 83rd consecutive quarterly common dividend, which will be paid on October 31, 2014 to holders of record on October 15, 2014.

2014 Core FFO per Share Guidance
Based on MAA’s performance in the third quarter and revised expectations for both apartment operations and transaction activity over the remainder of the year, the company is updating earnings guidance for 2014. Management now expects Core FFO per Share for the full year to be in a range of $4.87 to $4.99 per Share. Management continues to expect NOI growth for the Proforma Combined Same Store portfolio for the full year in in the range of 4% to 4.5%, based on revenue growth of 3.0% to 3.5% and expense growth of 1.5% to 2.5%. Additional information on the 2014 financial outlook and Core FFO guidance is included in the supplemental data accompanying this press release.

Supplemental Material and Conference Call
Supplemental data to this release can be found on the investor relations page of our website at www.maac.com. MAA will host a conference call to further discuss third quarter results on Thursday, October 30, 2014, at 9:00 AM Central Time. The conference call-in number is 866-952-7532, and the moderator’s name is Tim Argo. You may also join the live webcast of the conference call by accessing the Investor Relations section of our website at www.maac.com. Our filings with the Securities and Exchange Commission are filed under the registrant name of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA
MAA is a self-administered, self-managed real estate investment trust, which owned or had ownership interest in 81,137 apartment units throughout the Sunbelt region of the United States as of September 30, 2014. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at 6584 Poplar Ave., Memphis, TN 38138.

Forward-Looking Statements
Sections of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, rent and expense growth, occupancy, financing activities and interest rate and other economic expectations and statements about the benefits of our merger with Colonial Properties Trust, or Colonial. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this report may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry;

•	difficulty in completing the integration of Colonial’s operations, systems and personnel with ours and certain uncertainties associated with our ability to sell our commercial asset portfolio;

•
adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our primary markets, barriers of entry into new markets which we may seek to enter in the future, limitations on our ability to increase rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;

•	failure of development communities to be completed, if at all, within budget and on a timely basis or to lease-up as anticipated;

•	unexpected capital needs;

•	changes in operating costs, including real estate taxes, utilities and insurance costs;

•	losses from catastrophes in excess of our insurance coverage;

•	ability to obtain financing at favorable rates, if at all, and refinance existing debt as it matures;

•	level and volatility of interest or capitalization rates or capital market conditions;

•	loss of hedge accounting treatment for interest rate swaps or interest rate caps;

•	the continuation of the good credit of our interest rate swap and cap providers;

•	price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on financing;

•	the effect of any rating agency actions on the cost and availability of new debt financing;

•	significant decline in market value of real estate serving as collateral for mortgage obligations;

•	significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;

•
our ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of MAALP to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	inability to attract and retain qualified personnel;

•	potential liability for environmental contamination;

•	adverse legislative or regulatory tax changes;

•	litigation and compliance costs associated with laws requiring access for disabled persons; and

•	other risks identified in this press release and, from time to time, in reports we file with the Securities and Exchange Commission, or the SEC, or in other documents that we publicly disseminate.

We undertake no obligation to update or revise any forward-looking statements to reflect events, circumstances or changes in expectations after the date on which such statement is made.

FINANCIAL HIGHLIGHTS
Dollars in thousands, except per share data
	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Total property revenue	$248,770	$135,260	$736,653	$394,662

Total NOI	$148,676	$80,927	$442,537	$243,005

Management & leasing fee revenue	$11	$146	$169	$465

Recurring EBITDA	$137,302	$72,159	$406,223	$217,441

Net income per share:
Basic	$0.89	$1.04	$1.51	$2.92
Diluted	$0.89	$1.04	$1.51	$2.91

Funds from operations per share (diluted):
FFO	$1.31	$1.13	$3.74	$3.52
Core FFO	$1.28	$1.25	$3.67	$3.78
Core AFFO	$1.04	$1.08	$3.10	$3.25

Dividends declared per share	$0.7300	$0.6950	$2.1900	$2.0850

Dividends/FFO (diluted) payout ratio	55.7%	61.5%	58.6%	59.2%
Dividends/AFFO (diluted) payout ratio	70.2%	64.4%	70.6%	64.2%

Consolidated interest expense	$28,251	$14,923	$89,090	$45,657
Mark-to-market debt adjustment	5,328	442	19,568	948
Capitalized interest	403	246	1,253	1,118
Consolidated interest income	(85)	(16)	(1,166)	(86)
Total interest incurred	$33,897	$15,595	$108,745	$47,637

Principal payments on notes payable	$1,562	$5,896	$4,685	$8,695

FINANCIAL HIGHLIGHTS (CONTINUED)
Dollars in thousands, except per share data
	As of
	September 30, 2014	December 31, 2013
Total gross assets	$8,086,332	$7,980,240
Total debt	$3,430,014	$3,472,718
Common shares and units, outstanding end of period	79,444,389	79,058,110
Share price, end of period	$65.65	$60.74
Book equity value, end of period	$3,080,960	$3,118,587
Market equity value, end of period	$5,215,524	$4,801,990
Debt to total market capitalization ratio	39.7%	42.0%
Total net debt/total gross assets	41.3%	42.4%
Unencumbered real estate assets (at cost) to unsecured debt ratio	283.6%	295.1%
Recurring EBITDA/Debt Service	3.91x	3.37x
Fixed Charge Coverage (1)	4.09x	3.59x
Total Net Debt (2)/Recurring EBITDA (3)	6.19x	6.32x

(1)	Fixed charge coverage represents Recurring EBITDA divided by interest expense adjusted for mark-to-market debt adjustment and any preferred dividends.

(2)	Total Net Debt equals Total Debt less Cash and Cash Equivalents.

(3)	Recurring EBITDA represents the twelve months ended September 30, 2014.

CONSOLIDATED STATEMENTS OF OPERATIONS
Dollars in thousands, except per share data
	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Operating revenues:
Rental revenues	$225,789	$124,612	$669,387	$363,445
Other property revenues	22,981	10,648	67,266	31,217
Total property revenues	248,770	135,260	736,653	394,662
Management fee income	11	146	169	465
Total operating revenues	248,781	135,406	736,822	395,127
Operating Expenses:
Property operating expenses	100,633	55,693	295,618	159,035
Depreciation and amortization	70,222	32,766	229,866	97,183
Acquisition expense	13	—	971	499
Property management expenses	7,429	4,970	24,019	15,301
General and administrative expenses	6,511	3,976	16,065	10,604
Merger related expenses	331	5,561	3,202	11,298
Integration related expenses	147	35	7,140	35
Income from continuing operations before non-operating items	63,495	32,405	159,941	101,172
Interest and other non-property income	85	16	1,166	86
Interest expense	(28,251)	(14,923)	(89,090)	(45,657)
Loss on debt extinguishment/modification	(2,586)	(218)	(2,586)	(387)
Amortization of deferred financing costs	(1,000)	(820)	(3,485)	(2,427)
Net casualty (loss) gain after insurance and other settlement proceeds	(126)	—	(431)	455
Gain on sale of depreciable real estate assets excluded from discontinued operations	36,032	—	42,254	—
Gain on sale of non-depreciable real estate assets	—	—	535	—
Income before income tax expense	67,649	16,460	108,304	53,242
Income tax expense	(442)	(223)	(1,235)	(669)
Income from continuing operations before joint venture activity	67,207	16,237	107,069	52,573
Gain from real estate joint ventures	3,124	60	6,019	161
Income from continuing operations	70,331	16,297	113,088	52,734
Discontinued operations:
Income from discontinued operations before (loss) gain on sale	488	972	1,353	4,451
Net casualty gain (loss) after insurance and other settlement proceeds on discontinued operations	3	(1)	—	(5)
(Loss) gain on sale of discontinued operations	(103)	28,788	5,378	71,909
Consolidated net income	70,719	46,056	119,819	129,089
Net income attributable to noncontrolling interests	3,743	1,772	6,364	4,536
Net income available for MAA common shareholders	$66,976	$44,284	$113,455	$124,553

Earnings per common share - basic:
Income from continuing operations available for common shareholders	$0.89	$0.37	$1.43	$1.19
Discontinued property operations	—	0.67	0.08	1.73
Net income available for common shareholders	$0.89	$1.04	$1.51	$2.92

Earnings per common share - diluted:
Income from continuing operations available for common shareholders	$0.89	$0.37	$1.43	$1.19
Discontinued property operations	—	0.67	0.08	1.72
Net income available for common shareholders	$0.89	$1.04	$1.51	$2.91

Dividends declared per common share	$0.7300	$0.6950	$2.1900	$2.0850

SHARE AND UNIT DATA
Shares and units in thousands
	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
NET INCOME SHARES (1)
Weighted average common shares - Basic	75,058	42,702	74,937	42,583
Weighted average partnership units outstanding	—	—	—	1,709
Effect of dilutive securities	—	—	—	53
Weighted average common shares - Diluted	75,058	42,702	74,937	44,345
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - Basic	79,263	44,708	79,148	44,293
Weighted average common shares and units - Diluted	79,425	44,445	79,338	44,331
PERIOD END SHARES AND UNITS
Common shares at September 30,	75,242	42,745	75,242	42,745
Partnership units at September 30,	4,202	1,702	4,202	1,702
Total shares and units at September 30,	79,444	44,447	79,444	44,447

(1)
For additional information on the calculation of diluted shares and earnings per share, please refer to the Notes to Condensed Consolidated Financial Statements in our Form 10-Q filed with the Securities and Exchange Commission.

FUNDS FROM OPERATIONS
Dollars in thousands, except per share data
	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014		2013
Net income attributable to MAA	$66,976	$44,284	$113,455		$124,553
Depreciation and amortization of real estate assets	69,613	32,200	228,106		95,641
Depreciation and amortization of real estate assets of discontinued operations	—	331	42		2,541
Loss (gain) on sale of discontinued operations	103	(28,788)	(5,378)		(71,909)
Gain on sale of depreciable real estate assets excluded from discontinued operations	(36,032)	—	(42,254)		—
Gain on disposition within unconsolidated entities	(603)	—	(4,017)		—
Depreciation and amortization of real estate assets of real estate joint ventures	37	253	391		744
Net income attributable to noncontrolling interests	3,743	1,772	6,364		4,536
Funds from operations	103,837	50,052	296,709		156,106
Acquisition expense	13	—	971		499
Merger related expenses	331	5,561	3,202		11,298
Integration related expenses	147	35	7,140		35
Gain on sale of non-depreciable real estate assets	—	—	(535)		—
Mark-to-market debt adjustment	(5,328)	(442)	(19,568)		(948)
Loss on debt extinguishment (1)	2,586	218	3,126	(1)	387
Core funds from operations	101,586	55,424	291,045		167,377
Recurring capital expenditures	(19,205)	(7,579)	(44,864)		(23,331)
Core adjusted funds from operations	$82,381	$47,845	$246,181		$144,046

Weighted average common shares and units - Diluted	79,425	44,445	79,338		44,331

Funds from operations per share and unit - Diluted	$1.31	$1.13	$3.74		$3.52
Core funds from operations per share and unit - Diluted	$1.28	$1.25	$3.67		$3.78
Core adjusted funds from operations per share and unit - Diluted	$1.04	$1.08	$3.10		$3.25

(1) The loss on debt extinguishment for the nine months ended September 30, 2014 includes MAA's share of debt extinguishment costs incurred by our joint venture, Mid-America Multifamily Fund II.

CONSOLIDATED BALANCE SHEETS
Dollars in thousands
	September 30, 2014	December 31, 2013
Assets
Real estate assets
Land	$872,786	$871,316
Buildings and improvements	6,595,550	6,366,701
Furniture, fixtures and equipment	208,653	199,573
Capital improvements in progress	59,161	166,048
	7,736,150	7,603,638
Accumulated depreciation	(1,288,374)	(1,124,207)
	6,447,776	6,479,431
Undeveloped land	58,700	63,850
Corporate property, net	8,263	7,523
Investments in real estate joint ventures	1,802	5,499
Real estate assets, net	6,516,541	6,556,303
Cash and cash equivalents	87,766	89,333
Restricted cash	59,786	44,361
Deferred financing cost, net	17,870	17,424
Other assets	62,996	91,637
Goodwill	2,321	4,106
Assets held for sale	35,734	38,761
Total assets	$6,783,014	$6,841,925

Liabilities and Shareholders' Equity
Liabilities
Secured notes payable	$1,554,592	$1,790,935
Unsecured notes payable	1,875,422	1,681,783
Accounts payable	10,089	15,067
Fair market value of interest rate swaps	13,132	20,015
Accrued expenses and other liabilities	238,849	206,268
Security deposits	9,970	9,270
Total liabilities	3,702,054	3,723,338
Redeemable stock	5,028	5,050
Shareholders' equity
Common stock	752	747
Additional paid-in capital	3,616,847	3,599,549
Accumulated distributions in excess of net income	(705,022)	(653,593)
Accumulated other comprehensive income	396	108
Total MAA shareholders' equity	2,912,973	2,946,811
Noncontrolling interest	162,959	166,726
Total equity	3,075,932	3,113,537
Total liabilities and shareholders' equity	$6,783,014	$6,841,925

NON-GAAP FINANCIALS AND OTHER DEFINITIONS

Average Effective Rent per Unit
Average effective rent per unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. We believe average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Physical Occupancy
Average physical occupancy represents the average of the daily physical occupancy for the quarter.

Average Total Revenue per Occupied Unit
Average total revenue per occupied unit represents total revenue divided by the average daily physical occupancy per unit.

Core Adjusted Funds From Operations (Core AFFO)
For purposes of these computations, Core AFFO is composed of Core FFO less recurring capital expenditures. As an owner and operator of real estate, we consider Core AFFO to be an important measure of performance from core operations because Core AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Core Funds From Operations (Core FFO)
Core FFO represents FFO excluding certain non-cash or non-routine items such as acquisition, merger and integration expenses, mark-to-market debt adjustments, loss or gain on debt extinguishment, and loss or gain on sale of non-depreciable assets. While our definition of Core FFO is similar to others in our industry, our precise methodology for calculating Core FFO may differ from that utilized by other REITs and, accordingly, may not be comparable to such other REITs. Core FFO should not be considered as an alternative to net income. We believe that Core FFO is helpful in understanding our operating performance in that it removes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

Development Portfolio
Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Portfolio.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, income taxes, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure we use as a performance measure. As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Effective Occupancy
Effective occupancy represents contract rents on occupied units divided by the sum of market rents on vacant units and contract rents on occupied units.

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, asset impairment, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis. While our definition of FFO is in accordance with the National Association of Real Estate Investment Trust’s definition, it may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income. MAA believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

NON-GAAP FINANCIALS AND OTHER DEFINITIONS (CONTINUED)

Lease-up Portfolio
New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Portfolio until stabilized.

Legacy-Colonial Same Store
Legacy-Colonial Same Store represents the Colonial Same Store portfolio which was in place at the time of our merger with Colonial. Because these properties have only been owned by MAA since October 1, 2013, they are not included in the MAA Same Store portfolio. See Same Store Portfolio for more information regarding inclusion. These properties have been identified in certain tables to provide proforma combined same store results as if the properties had been owned by MAA in prior periods. These properties will be eligible to join the MAA Same Store portfolio in January 2015.

MAA Same Store
MAA Same Store represents our current same store portfolio consisting of the Same Store Portfolio which was in place immediately prior to our merger with Colonial Properties Trust. Colonial Properties Trust communities will not be eligible to enter the MAA Same Store portfolio until January 2015. See Same Store Portfolio for further information regarding inclusion.

Net Operating Income (NOI)
Net operating income represents total property revenues less total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. We believe NOI by market is a helpful tool in evaluating the operating performance within our markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Other Non-Same Store Portfolio
Other Non-Same Store includes recent acquisitions, communities in development or lease-up, communities that have undergone a significant casualty loss, and commercial assets.

Proforma Combined Same Store Portfolio
Proforma Combined Same Store portfolio represents the MAA Same Store and the Legacy-Colonial Same Store portfolios considered as a single portfolio.

Recurring Earnings Before Interest Taxes Depreciation and Amortization (Recurring EBITDA)
Recurring EBITDA represents EBITDA excluding certain non-cash or non-routine items such as acquisition and merger and integration expenses. We believe Recurring EBITDA is an important performance measure as it adjusts for certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance. Recurring EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of Recurring EBITDA may differ from the methodology utilized by other companies to calculate Recurring EBITDA.

Same Store Portfolio
We review our Same Store Portfolio at the beginning of each calendar year. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year. Communities that have been approved by the Board of Directors for disposition are excluded from our Same Store Portfolio. Communities that have undergone a significant casualty loss are also excluded from our Same Store Portfolio. Within our Same Store Portfolio communities are designated as operating in Large or Secondary markets:

Large Market Same Store communities are generally those communities in markets with a population of at least one million and at least 1% of the total public multifamily REIT units.

Secondary Market Same Store communities are generally those communities in markets with either a population less than one million or less than 1% of the total public multifamily REIT units, or both.

Stabilized Communities
Communities are considered stabilized after achieving 90% occupancy for 90 days.

CONTACT: Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com